FOR IMMEDIATE RELEASE	Contact:	Ethel Shepard Corporate Affairs Manager 617-342-6254 ethel_shepard@cabot-corp.com

Susannah Robinson Director, Investor Relations 617-342-6129

susannah_robinson@cabot-corp.com

CABOT CORPORATION AND SHOWA K.K. ANNOUNCE AGREEMENT
Cabot unit to become 100% owner of carbon black joint venture

(Tokyo, Japan and Boston, MA, USA)— September 21, 2005— Cabot Corporation (NYSE: CBT) announced today that its wholly owned subsidiary, Cabot International Capital Corporation (CICC), has entered into an agreement with Showa Denko K.K. pursuant to which CICC will become the sole owner of Showa Cabot K.K., a 50:50 joint venture between Cabot and Showa Denko. Showa Cabot has operated a carbon black business in Japan since 1978.

Takeshi Mimura, Showa Cabot’s President, will continue to lead Showa Cabot. Following the transaction, which is expected to close in November 2005, Showa Cabot will be renamed Cabot Japan K.K.

“This transaction will allow us to strengthen our relationships and technical ties with the growing and influential Japanese global tire and industrial products companies,” said Bill Brady, Executive Vice President and General Manager of Cabot’s carbon black business.

“We have had a long and mutually beneficial relationship with Showa Denko K.K., and we are very pleased to enter into this transaction with them,” said Kennett Burnes, Chairman and Chief Executive Officer of Cabot.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.

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